Exhibit 99.1

Williams Partners L.P. (NYSE: WPZ) One Williams Center Tulsa, OK 74172 800-600-3782 www.williamslp.com

DATE: Aug. 9, 2012

MEDIA CONTACT:	INVESTOR CONTACTS:
Jeff Pounds (918) 573-3332	John Porter (918) 573-0797	Sharna Reingold (918) 573-2078

Williams Partners Prices $750 Million of Senior Notes

TULSA, Okla. – Williams Partners L.P. (NYSE: WPZ) today announced that it has priced a public offering of $750 million of its 3.35-percent senior notes due 2022 at a price of 99.975 percent of par. The expected settlement date for the offering is Aug. 14.

Williams Partners plans to use the net proceeds from the offering to repay amounts outstanding under the partnership’s credit facility and for general partnership purposes.

UBS Securities, Wells Fargo Securities, RBS Securities Inc., RBC Capital Markets and Credit Agricole Securities (USA) Inc. are acting as joint book-running managers for the offering.

This news release is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. A copy of the preliminary prospectus supplement and related base prospectus may be obtained on the Securities and Exchange Commission website at www.sec.gov or from the underwriters by contacting:

UBS Securities LLC

299 Park Avenue

New York, NY 10171

Attention: Prospectus Specialist

Phone: 877-827-6444, ext. 561 3884

Wells Fargo Securities, LLC

1525 West W.T. Harris Blvd., NC0675,

Charlotte, NC 28262

Attn: Capital Markets Client Support

Phone: 1-800-326-5897

Email: cmclientsupport@wellsfargo.com

RBS Securities Inc.

600 Washington Boulevard

Stamford, CT, 06901, USA

Attn: Corporate Debt Syndicate

Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the “safe harbor” protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the partnership’s annual reports filed with the SEC.